gary b. wolff, p.c.                               805 Third Avenue
  Counselor At Law                                Twenty First Floor
                                                  New York, New York 10022
                                                  Telephone:  212-644-6446
                                                  Facsimile:  212-644-6498
                                                  E-Mail:  wolffpc@attglobal.net



February 9, 2004

United States Securities
 and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

Re:      Castle & Morgan Holdings, Inc. (hereinafter "C&M")
         Registration Statement on Form SB-2 Relating to
         Shares of C&M's Common Stock

Gentlemen:

I have been requested by C&M, a Delaware corporation, to furnish you with my opinion as to the matters hereinafter set forth in connection with the above captioned registration statement (the "Registration Statement") covering all of the shares which will be offered by the Selling Shareholder(s); the number of shares being as indicated on the calculation chart to the cover page of C&M's above-mentioned SB-2 Registration Statement.

In connection with this opinion, I have examined the registration statement, the Certificate of Incorporation and By-Laws of C&M, each as amended to date, copies of the records of corporate proceedings of C&M, and copies of such other agreements, instruments and documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, I am of the opinion that the shares referred to above when sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Matters" in the prospectus included in the registration statement. Very truly yours,

/s/ Gary B. Wolff
--------------------------
Gary B. Wolff
GBW:hk